Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Registration No. 333-210335

December 8, 2016

TETRA TECHNOLOGIES, INC.

ANNOUNCES FOURTH QUARTER DEVELOPMENTS

THE WOODLANDS (December 8, 2016) - TETRA Technologies, Inc. (NYSE:TTI) (TETRA or the Company) today announced that it is considering capital raise alternatives to strengthen its balance sheet to address potential weakness in 2017 deep water Gulf of Mexico activity and to address the deferral of certain projects from the fourth quarter of 2016 into early 2017. The delay in these projects is expected to result in the Company not being in compliance with one of its debt covenants as of December 31, 2016. Additionally, the Company announced that it has obtained an interim arbitration award of $7 million plus legal fees on a long-standing claim. The arbitration panel is expected to rule in the fourth quarter on the amount of legal fees that TETRA should be awarded as part of this arbitration process. Both awards are anticipated to be settled in the first half of 2017.

The Company believes it has been proactive in preparing for changes in the market environment by managing its cost structure, reducing capital expenditures and strengthening its balance sheet. The Company intends to continue taking the actions it believes appropriate to strengthen TETRA financially as it addresses the timing of certain projects in what it believes to be a recovering market. The Company intends to pursue opportunities to raise the capital necessary to strengthen its balance sheet in order to capitalize on opportunities in the fluids market and strengthening its market position in fluids.

Company Overview and Forward Looking Statements

TETRA is a geographically diversified oil and gas services company, focused on completion fluids and associated products and services, water management, frac flowback, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services including well plugging and abandonment, decommissioning, and diving. TETRA owns an equity interest, including all of the general partner interest, in CSI Compressco LP (NASDAQ:CCLP), a master limited partnership.

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “could,” “should,” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results or projections concerning the Company’s business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company’s beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

TETRA has filed a registration statement (including a prospectus) on Form S-3 (File No. 333-210335), which became effective on April 13, 2016, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Company will arrange to send you the prospectus if you request it by calling (281) 367-1983.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such jurisdiction.

Investor Contacts

TETRA Technologies, Inc., The Woodlands, Texas

Elijio Serrano, 281-364-5029

www.tetratec.com